EXHIBIT 99



           DEFINITIVE PROXY STATEMENT, NOTICE OF ANNUAL MEETING AND
                     FORM OF PROXY FOR THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD APRIL 20, 1999

<FIRST KEYSTONE CORPORATION LOGO - 1K>     First Keystone Corporation

                                                 111 West Front Street
                                          Berwick, Pennsylvania  18603










                                March 26, 1999






DEAR SHAREHOLDER:

     It is my pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of First Keystone Corporation to be held on Tuesday, April 20, 1999, at 10:00 a.m., Eastern Standard Time. The Annual
Meeting this year will be held at the main office of The First
National Bank of Berwick, 111 West Front Street, Berwick,
Pennsylvania, 18603.

     The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting. The formal business schedule includes:

   (bullet) The election of three (3) Class C Directors; and
   (bullet) The ratification of the selection of the independent auditors for 1999

     At the meeting, members of the corporation s management will review the corporation s operations during the past year and be available to respond to questions.

     We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return the accompanying proxy form as soon as possible, in the postage prepaid envelope. If you do attend the meeting and wish to vote in person, you must give written notice of your intentions to the Secretary of the corporation so that any ballot you submit at the meeting will supersede your prior proxy.

                                   Sincerely,



                                   /s/ J. Gerald Bazewicz
                                   J. Gerald Bazewicz
                                   President

<BLANK PAGE>

                          FIRST KEYSTONE CORPORATION


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 20, 1999


TO THE SHAREHOLDERS OF FIRST KEYSTONE CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of FIRST KEYSTONE CORPORATION will be held at 10:00 a.m., Eastern
Standard Time, on Tuesday, April 20, 1999, at the main office of The First National Bank of Berwick, 111 West Front Street, Berwick,
Pennsylvania 18603, for the following purposes:

     1. To elect three (3) Class C Directors to serve for a three-year term and until their successors are properly elected and qualified;

     2. To ratify the selection of J. H. Williams & Co., LLP as the independent auditors for the corporation for the year ending December 31, 1999; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.

     In accordance with the By-laws of the corporation and action of the Board of Directors, the corporation is giving notice of the Annual Meeting only to those shareholders on the corporation s records as of the close of business on March 16, 1999, and only those shareholders may vote at the Annual Meeting and any adjournment or postponement.

     A copy of the corporation's Annual Report for the fiscal year ended December 31, 1998, is being mailed with this Notice. Copies of the corporation's Annual Report for the 1997 fiscal year may be obtained at no cost by contacting J. Gerald Bazewicz, President, 111 West Front Street, Berwick, Pennsylvania 18603, telephone: (570) 752-3671.

     You are urged to mark, sign, date and promptly return your proxy in the enclosed postage-prepaid envelope to assure that your shares are voted in accordance with your wishes, whether or not you personally attend the meeting, and that a quorum is present. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the corporation in reducing the expense of additional proxy solicitation. The execution and delivery of the enclosed proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the corporation.

                                   By Order of the Board of Directors,



                                   /s/ J. Gerald Bazewicz
                                   J. Gerald Bazewicz, President



March 26, 1999

            PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS OF FIRST KEYSTONE CORPORATION TO BE HELD ON APRIL 20, 1999


                                   GENERAL

INTRODUCTION, DATE, TIME AND PLACE OF ANNUAL MEETING

     FIRST KEYSTONE CORPORATION, a Pennsylvania business corporation and registered bank holding company, is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the corporation to be held on Tuesday, April 20, 1999, at 10:00 a.m., Eastern Standard Time, at the main office of The First National Bank of Berwick, 111 West Front Street, Berwick, Pennsylvania 18603, and at any adjournment or postponement of the Annual Meeting.

     The principal executive office of the corporation is located at The First National Bank of Berwick , 111 West Front Street, Berwick, Pennsylvania 18603. The bank is a wholly-owned subsidiary of the corporation and its sole subsidiary. The telephone number for the corporation is (570) 752-3671. All inquiries should be directed to J. Gerald Bazewicz, President of the corporation.

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement and the enclosed proxy form are first being sent to shareholders of the corporation on or about March 26, 1999.

     By properly filling out, signing and returning the accompanying proxy in the enclosed, postage-prepaid envelope, a shareholder is appointing the proxy holders to vote his or her shares in accordance with the shareholder s directions as marked on the proxy. Unless a proxy specifies to the contrary, the proxy holders will vote the proxy:

     (bullet) FOR the election of the nominees for Class C Director named below, and
     (bullet) FOR the ratification of the selection of J. H. Williams & Co. as the independent auditors for the corporation for the year ending December 31, 1999

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the corporation of such intent.

     The corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the corporation may furnish shareholders in connection with the Annual Meeting. In addition to the use of the mails, certain directors, officers and employees of the corporation and the bank may solicit proxies personally, by telephone, telegraph and telecopier. The corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request, the corporation will reimburse them for their reasonable forwarding expenses.

REVOCABILITY OF PROXY

     A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

     (bullet)  By giving written notice of revocation to John L.
Coates, Secretary of First Keystone Corporation, at 111 West Front Street, Berwick, Pennsylvania, 18603;

     (bullet) By executing a later-dated proxy and giving written notice of this fact to the Secretary of the corporation; or


Page 2                                    First Keystone Corporation

     (bullet) By voting in person after giving written notice to the Secretary of the corporation, in person or at the above address, of such intent.

VOTING SECURITIES, RECORD DATE AND QUORUM

     At the close of business on March 16, 1999, the Corporation had outstanding 2,877,993 shares of common stock, par value $2.00 per share, the only issued and outstanding class of stock. The corporation has 500,000 shares of preferred stock, par value $10.00 per share, authorized. As of March 16, 1999, no shares of preferred stock were issued.

     Only holders of common stock on the corporation s records as of close of business on March 16, 1999 (the record date), may vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each shareholder is entitled to one vote for each share of common stock outstanding on the record date.

     Pennsylvania law and the By-laws of the corporation require the presence of a quorum for each matter that shareholders will vote on at the Annual Meeting. Pursuant to Article 3, Section 3.1, of the By-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for a particular matter. Broker non-votes will not be counted in determining the presence of a quorum for a particular matter as to which the broker withheld authority. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

VOTE REQUIRED FOR APPROVAL OF PROPOSALS

     Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders, in person or by proxy, on such matter is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against the approval and adoption or ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the majority is calculated.


            PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

PRINCIPAL OWNERS

     The following table sets forth, as of March 16, 1999, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the corporation's outstanding common stock, the number of shares beneficially owned by such person and the percentage of the corporation's outstanding common stock so owned. The footnotes to this table follow the "Beneficial Ownership by Officers, Directors and Nominees" table, found immediately after the "Principal Owners" table.


Proxy Statement                                     Page 3


                                   Amount and
                                    Nature of       Percent of Outstanding
                                   Beneficial            Common Stock
 Name and Address                Ownership <F1>       Beneficially Owned




Berbank                          295,160 <F5>                10.26%
First National Bank of
Berwick Trust Department
111 West Front Street
Berwick, PA 18603

Robert E. Bull                   201,733 <F6>                 7.01%
323 West Fourth Street
Nescopeck, PA  18635

Robert J. Wise                   174,382 <F4>                 6.06%
115 West Third Street
Berwick, PA  18603

Frederick E. Crispin, Jr.        148,617 <F8>                 5.16%
3
Cedarbrook
 Terrace
Princeton, NJ  08540


BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

     The following table sets forth as of March 16, 1999, the amount and percentage of the common stock beneficially owned by each director, each nominee and all officers, directors and nominees of the corporation as a group. All shares are individually owned by the reporting person unless otherwise indicated.



Name of Individual                  Amount and Nature of        Percent
or Identity of Group                Beneficial Ownership       of Class
                                       <F1> <F2> <F3>            <F7>

Nominees for Class C Directors
(to serve until 2002)
And Current Class C Director

John L. Coates                             7,229 <F11>            --
Dudley P. Cooley                           4,293                  --
Stanley E. Oberrender                      4,791                  --

Class A Directors
(to serve until 2000)

Budd L. Beyer                             37,932                 1.32%
Frederick E. Crispin, Jr.                148,617 <F8>            5.16%
Jerome F. Fabian                          17,176 <F12>            --
Robert J. Wise                           174,382 <F4>            6.06%

Class B Directors
(to serve until 2001)

John Arndt                                 5,658 <F9>             --
J. Gerald Bazewicz                        10,903 <F10>            --
Robert E. Bull                           201,733 <F6>            7.01%

All Officers, Directors and              615,867                 21.40%
Nominees as a Group
(11 Persons in Total)
______________________


Page 4                                       First Keystone Corporation


<F1>
The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 16, 1999. Beneficial ownership may be disclaimed as to certain of the securities.

<F2>
Does not include common stock held in fiduciary accounts under the control of the bank's Trust Department.

<F3>
Information furnished by the directors and the corporation.

<F4>
Includes 154,621 shares held individually by Mr. Wise and 19,761 shares held jointly with his spouse.

<F5>
Nominee registration for the common stock held by the Trust Department of the bank on behalf of various trusts, estates and other accounts for which the bank acts as fiduciary with sole voting and dispositive power over 244,352 shares and as fiduciary with shared voting and dispositive power over 50,808 shares. Total does not include 42,677 shares held by the Trust Department of the bank for which the bank does not have sole voting or dispositive power. The Trust Department intends to cast all shares under its voting power FOR the election of the nominees for director named below and FOR the ratification of J. H. Williams & Co., LLP, independent auditors of the corporation.

<F6>
Includes 141,157 shares held individually by Mr. Bull, 1,995 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, 7,986 held by Bull, Bull & Knecht, LLP Profit Sharing Trust, and 50,595 shares held by the Estate of Sara Bull in which Mr. Bull is executor.

<F7>
Less than one percent (1%) unless otherwise indicated.

<F8>
Includes 15,972 shares held individually by Mr. Crispin, 7,986 shares held individually by his spouse and 124,659 shares held by the Frederick E. Crispin Sr. Trust in which Mr. Crispin is trustee and has sole voting authority.

<F9>
Includes 3,697 shares held individually by Mr. Arndt, 441 shares held individually by his spouse, and 1,520 shares held by Arndt Insurance Profit Sharing.

<F10>
Includes 7,373 shares held individually by Mr. Bazewicz, 1,980 shares held jointly with his spouse, 560 shares held individually by his spouse, 660 shares held jointly with his children, and 330 shares held as custodian for the benefit of his children. Mr. Bazewicz has the right to acquire an additional 2,000 shares pursuant to the exercise of stock options.

<F11>
Includes 5,433 shares held individually by Mr. Coates and 1,796 shares held jointly with his spouse.

<F12>
Includes 500 shares held individually by Mr. Fabian, 6,440 shares by the Jerome F. Fabian Trust Under Agreement for which Mr. Fabian exercises dispositive power, 6,936 shares held jointly with his spouse, and 3,300 shares held by Tile Distributors of America, Inc. of which Mr. Fabian is 100% owner.



Proxy Statement                                     Page 5

             PROPOSAL NUMBER 1: RE-ELECTION OF CLASS C DIRECTORS

     The By-laws of the corporation provide that its Board of Directors shall manage the corporation's business. Sections 10.2 and
10.3 of the By-laws provide that the number of directors on the Board shall not be less than seven nor more than twenty-five and that the Board of Directors shall be classified into three classes, each class to be elected for a term of three years. Within the foregoing limits, the Board of Directors may, from time to time, fix the number of directors and their classifications. No person over 70 may serve as director with the exception of Messrs. Beyer, Bull, Crispin, and Wise.
Section 11.1 of the By-laws requires that a majority of the remaining members of the Board of Directors, even if less than a quorum, will select and appoint directors to fill vacancies on the Board and each person so appointed shall serve as director until the expiration of the term of office of the class of directors to which he or she was appointed.

     Section 10.3 of the By-laws provides for a classified Board of Directors with staggered three-year terms of office. Accordingly, at the 1999 Annual Meeting of Shareholders, three (3) Class C Directors shall be elected to serve for a three-year term and until their successors are properly elected and qualified. The Board of Directors of the corporation has nominated the current Class C Directors to serve as Class C Directors for the next three-year term of office.
The nominees for re-election this year are as follows:

    (Bullet)  John L. Coates (director since 1987)
    (Bullet)  Dudley P. Cooley (director since 1987)
    (Bullet)  Stanley E. Oberrender (director since 1987)

     Each nominee has consented to serve a three-year term of office and until his successor is elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of these three nominees. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee as the Board of Directors of the corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected. A majority of the directors of the corporation may fill any vacancy occurring on the Board of Directors of the corporation for any reason by appointing a replacement, and the replacement shall serve until the expiration of the term of the vacancy.

     The Articles of Incorporation of the corporation provide that cumulative voting rights shall not exist with respect to the election of directors. Accordingly, each share of common stock entitles its owner to case one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each director to be elected.


                   INFORMATION AS TO NOMINEES AND DIRECTORS

     The following table contains certain information with respect to the nominees for Class C Director whose term expires in 2002 and who are also the current Class C Directors whose term expires in 1999 and the Class A Directors and Class B Directors whose terms expire in 2000 and 2001, respectively:


Page 6                                    First Keystone Corporation


                                      Principal Occupation
                                       for Past Five Years      Director
Name and                Age as of       and Position Held         Since
Current                 March 16,       with Corporation       Corporation
Committees                1999              and Bank              /Bank
(Numbers refer to
committee listing
below table)

            NOMINEES FOR CLASS C DIRECTOR WHOSE TERM EXPIRES IN 2002
                                      AND
              CURRENT CLASS C DIRECTORS WHOSE TERM EXPIRES IN 1999


John L. Coates              62       President and sole
Committees 1,3,5,6,7                 shareholder,                1987/1987
                                     Tri-County Hardware
                                     Inc.; Secretary of
                                     the Corporation
                                     and the Bank

Dudley P. Cooley            60       Personal Financial
Committees 3,5,6,7                   Consultant;                 1987/1987
                                     Former Controller,
                                     Wise Foods, Borden,
                                     Inc. (Snack food
                                     processor)

Stanley E. Oberrender       57       Owner,
Suntex
     1987/1987
Committees 3,4,6,7,8                 (Dry cleaning)


                  CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2000

Budd L. Beyer               71       Investor                    1983/1976
Committees 1,2,4,7

Frederick E. Crispin, Jr.   67       Financial Consultant,
Committees 1,2,3,5                   d.b.a., F.E. Crispin        1983/1964
                                     & Associates

Jerome F. Fabian            56       President and sole
Committees 3,5                       shareholder, Tile           1998/1998
                                     Distributors of
                                     America, Inc.

Robert J. Wise              69       Retired, former             1983/1967
Committees 1,2,4,7,8                 investor; Vice
                                     Chairman of the
                                     Corporation and
                                     the Bank


Proxy Statement                                        Page 7



                  CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2001

John  Arndt                 37       Insurance Broker,           1995/1995
Committees 2,3,4,8                   Owner of Arndt
                                     Insurance Agency
                                     (general insurance
                                     agency)

J. Gerald Bazewicz          50       President and Chief         1986/1986
Committees 1,2,3,4,5,                Executive Officer of
7,8                                  the Corporation
                                     and the Bank

Robert E. Bull              76       Attorney and Partner,       1983/1956
Committees 1,4,5,6,                  Bull, Bull & Knecht,
7,8                                  LLP,; Chairman of the
                                     Corporation and
                                     the Bank

____________________


     Committee 1 - Executive Committee This committee exercises the authority of the Board of Directors in the management of the business of the bank between the dates of regular meetings of the Board of Directors. This committee did not meet in 1998.

     Committee 2 - Trust Committee This committee ensures that all trust activities of the Bank are performed in a manner that is consistent with the legal instrument governing the account, prudent trust administration practices, and approved trust policy. This committee met twelve (12) times in 1998.

     Committee 3 - Asset/Liability Committee This committee reviews asset/liability committee reports and provides support and discretion in managing the Bank's net interest income, liquidity, and interest rate sensitivity positions. This committee met four (4) times in 1998.

     Committee 4 - Marketing Committee This committee provides guidance to management in formulating marketing and sales plans and programs and to assist in evaluating the performance of the Bank relative to plans. This committee met four (4) times in 1998.

     Committee 5 - Loan Administration Committee This committee monitors loan review and compliance activities. Also, the committee ensures that loans are made and administered in accordance with the loan policy. This committee met four (4) times in 1998.

     Committee 6 - Audit Committee This committee recommends the appointment of the independent certified public accountant to examine the affairs of the Bank. Also, the committee reviews findings of the auditor and ensures an independent, effective audit function. This committee met two (2) times in 1998.

      Committee 7 - Human Resources Committee This committee helps ensure that a sound human resources management system is developed and maintained. This committee also acts as the Compensation Committee for non-executive officers and employees. This committee met one (1) time in 1998.

      Committee 8 - Building Committee This committee makes recommendations to the Board relating to the Bank's physical assets, including both current and proposed physical assets. This committee did not meet in 1998.



     The above listed committees are committees of the bank and not of the corporation. The Board of Directors of the corporation has at present no standing committees.


Page 8                                    First Keystone Corporation

     The members of the Board of Directors of the corporation also serve as members of the Board of Directors of The First National Bank of Berwick. During 1998, the bank's Board of Directors held twenty-five (25) meetings and the corporation's Board of Directors held eight
(8) meetings. Each of the Directors attended at least 75% of the combined total number of meetings of the corporation's and the bank's Board of Directors and the committees of which he is a member, except Robert J. Wise who attended 68% of all combined meetings.

PROCEDURES FOR NOMINATING DIRECTORS

     The corporation s Board of Directors nominates individuals for the position of director. Neither the corporation nor the bank has a nominating committee. In addition, a shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the corporation in accordance with Section 10.1 of the corporation's By-laws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than forty-five (45) days prior to the date of any meeting of shareholders called for the election of directors and must provide the specific information listed in Section 10.1

COMPENSATION OF DIRECTORS

     During 1998, the corporation's Board of Directors received Four Hundred Dollars ($400.00) for each Director's attendance at the Annual Meeting. Other corporate Board meetings met concurrently with the bank's Board, and Directors received no additional compensation. The bank's Directors received Four Hundred Dollars ($400.00) for each Directors' meeting attended. Non-employee Directors received a Four Thousand Dollar ($4,000.00) retainer and Two Hundred Dollars ($200.00) for each committee meeting attended. All Directors received a bonus of One Thousand Dollars ($1,000.00). In addition, Chairman Bull received an annual stipend of One Thousand Dollars ($1,000.00) and Vice Chairman Wise and Secretary Coates each received an annual stipend of Seven Hundred Fifty Dollars ($750.00). In the aggregate, the Board of Directors received $163,250.00 for all Board of Directors' meetings and committee meetings attended in 1998, including all fees, bonuses, and stipends paid to all Directors in 1998.


                      SECTION 16(A) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the corporation's officers and directors, and persons who own more than ten percent (10%) of the registered class of the corporation's equity securities, to file reports of ownership of the corporation s common stock and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the corporation believes that during the period January 1, 1998, through December 31, 1998, its officers and directors were in compliance with all filing requirements applicable to them.


Proxy Statement                                      Page 9

                     BOARD COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

     The basic mission of the corporation s Executive Compensation Policy is to provide executives of First Keystone Corporation's subsidiary, The First National Bank of Berwick, with a competitive compensation package that attracts and retains qualified executives while placing a portion of total pay at risk. The Board of Directors serves as the Compensation Committee for the bank and develops the bank s and the corporation s executive compensation policy, with guidance from the Human Resources Committee. The four components of the total compensation package are:

                     (Bullet)  Base salary
                     (Bullet)  Regular employee bonus
                     (Bullet)  Senior management bonus
                     (Bullet)  Long-term incentives

BASE SALARY

     The Board of Directors determines compensation for executive officers of The First National Bank of Berwick with guidance from the Human Resources Committee. For the base salary paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer as to each executive officer's level of individual performance, contribution to the organization, and salary history. For the base salary paid to the Chief Executive Officer, the Board of Directors, with Mr. Bazewicz not being present, considers his performance level, the results of management decisions made by him, and the earnings of the organization. No particular weight is assigned to any of the foregoing individual performance factors. The executive compensation established by the Board of Directors is based on its overall subjective assessment of the value of the services provided by each executive officer with consideration to the performance factors discussed in this paragraph and peer group compensation information.

     The peer group of banks chosen by the Board of Directors for purposes of making a comparative analysis of executive compensation does not include all of the same banks incorporated in the peer group established to compare shareholder returns as indicated in the Performance Graph included in this proxy statement. The Board of Directors uses data from compensation surveys of the banking industry to assist in determining executive pay. This group of Pennsylvania banking organizations bears no direct relationship to those banking organizations represented in the Performance Graph.

     The Board of Directors established Mr. Bazewicz s base salary at $133,500, a 5.28% increase over his 1997 salary level. This placed Mr. Bazewicz s base compensation at approximately the median base compensation of chief executive officers of comparable bank holding companies, as reflected in the peer group compensation data reviewed by the Board of Directors.

CASH BONUSES

     The cash bonuses serve as short-term incentives which align executive pay with the annual performance of the corporation. The regular employee bonus program is for all employees, including executives. It is based solely on the corporation s return on equity for the year. The bonus has averaged between 5.0% and 8.6% of each employee s salary for the past five years. The senior management bonus provides further short-term incentive for senior executives of the corporation. This bonus is earned through the achievement of overall annual earnings objectives. Both bonus programs help to align management s interests with those of shareholders because, generally, the higher the net income for the year, the larger the bonuses paid to management.


Page 10                                   First Keystone Corporation

LONG-TERM INCENTIVES: STOCK OPTIONS

     The Board of Directors believes that stock option awards under the First Keystone Corporation s 1998 Stock Incentive Plan provide a vehicle for long-term incentive compensation through financial rewards dependent on future increases in the market value of the corporation s stock. Thus, executive officers are encouraged to manage the corporation with a view toward maximizing long-term shareholder value. Under the Stock Incentive Plan, the corporation makes grants of options to purchase shares of the corporation s common stock to employees, including executives, and the corporation has absolute power to determine what, to whom, when and under what facts and circumstances awards are made. The Board of Directors bases decisions relating to such awards on its overall subjective assessment of the value of the services provided by each executive officer with consideration to performance of the corporation and peer group compensation information. The options generally vest six (6) months after issue and expire ten years from the date of the grant. On September 22, 1998, the corporation granted 11,000 incentive stock options under the plan, which are not exercisable until March 22, 1999. The average per share exercise price is $33.50, which was not less than the full market value of the shares as of September 22, 1999. The total number of shares which may be issued under the Plan is 100,000.


                              BOARD OF DIRECTORS

Robert E. Bull, Chairman              Budd L. Beyer
Robert J. Wise, Vice Chairman         Dudley P. Cooley
J. Gerald Bazewicz, President         Frederick E. Crispin, Jr.
John L. Coates, Secretary             Jerome F. Fabian
John E. Arndt                         Stanley E. Oberrender


                            EXECUTIVE COMPENSATION

     The table below shows information concerning the annual and long-term compensation for services rendered in all capacities to the corporation and the bank for the fiscal years ended December 31, 1998, 1997, and 1996 of those persons who were ( i
) the Chief Executive
Officer during 1998, and (ii) the other four most highly compensated executive officers of the corporation and the bank whose total annual salary and bonus exceeded $100,000 at December 31, 1998.


                           SUMMARY COMPENSATION TABLE


                                        Annual Compensation


       (a)                 (b)         (c)            (d)          (e)
                                                                  Other
                                                                 Annual
   Name and                                                      Compen-
   Principal                         Salary          Bonus       sation
   Position               Year      ($) <F1>       ($) <F2>        ($)


J. Gerald Bazewicz        1998       133,500        24,720         0
President and CEO         1997       126,800        27,972         0
of the Corporation        1996       116,800        35,397         0
and the Bank



                             Long-Term Compensation

                                Awards              Payouts

                             (f)          (g)        (h)          (i)

                         Restricted                            All Other
   Name and                 Stock      Options/     LTIP        Compen-
   Principal              Award(s)       SARs       <F5>        sation
   Position                  ($)         <F3>      Payouts        ($)
                                       (#) <F4>      ($)         <F6>


J. Gerald Bazewicz           0         2,000         0         43,949
President and CEO            0             0         0         40,003
of the Corporation           0             0         0         13,701
and the Bank
_________________


Proxy Statement                                        Page 11



<F1>
Amounts
 shown consist of base salary and fees for attendance at Board of Directors meetings of $10,000 in 1998, $9,800 in 1997, and $9,800 in 1996.

<F2>
Bonus information is reported by the year in which earned.

<F3>
Stock Appreciation Rights.

<F4>
Options granted in September 1998 pursuant to First Keystone Corporation's 1998 Stock Incentive Plan.

<F5>
Long-Term Incentive Plan Option Awards.

<F6>
Amounts shown include contributions to the Bank's 401(k) Plan of $15,828 for 1998, $15,872 for 1997, and $13,701 for 1996. The amounts for 1998 and
1997 include each year s accrual for the Bank's Supplemental Employee Retirement Plan (SERP) of $26,646 in 1998 and $22,803 in 1997, and the premiums on term life insurance relative to the SERP of $1,475 in 1998 and $1,328 in 1997. See Other Executive Benefits on Page 13.



                   STOCK OPTION GRANTS IN FISCAL YEAR 1998

      Stock options were granted to executive officers and other employees during fiscal year ended December 31, 1998. All options were granted under the First Keystone Corporation 1998 Stock Incentive Plan. The table shows information about such grants to the named officers:


                               INDIVIDUAL GRANTS


      (a)                          (b)                   (c)
                                Number of            % of Total
                                 shares                Options
                               underlying            Granted to
                                 Options              Employees
                               Granted in             in Fiscal
    Name                        Fiscal
Year <F1                               >                Year

J. Gerald Bazewicz                2,000                18.18%
President and CEO

David R. Saracino                 1,000                 9.09%
Treasurer and
Assistant Secretary





                                 (d)           (e)             (f)
                              Exercise                        Grant
                               or Base                        Date
                                Price      Expiration        Present
     Name                      ($/Sh)         Date           Value
                                                            ($) <F2>
J. Gerald Bazewicz             33.50         9/22/08         67,000
President and CEO

David R. Saracino              33.50         9/22/08         33,500
Treasurer and
Assistant Secretary




<F1>
The options were granted under the First Keystone Corporation's 1998 Stock Incentive Plan on September 22, 1998, and are not exercisable until March 22, 1999.

<F2>
Based on closing market price per share on September 22, 1998, the grant date.



AGGREGATED STOCK OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END OPTION VALUES

     No options were exercisable in fiscal year 1998.


Page 12                                   First Keystone Corporation

401(K) PLAN

     The corporation does not have a retirement or pension plan. The bank maintains a 401(k) Plan which has a combined tax qualified savings feature and profit sharing feature. The Plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age. The Plan agreement provides that the bank will match employee deferrals to the Plan not to exceed 3% of their respective eligible compensations. Additionally, the bank may make a discretionary contribution annually to the Plan, which when combined with the employee's deferral and bank's matching contributions, cannot exceed 15% of total eligible compensation. Contributions made by the bank to the Plan are allocated to participants in the same portions that each participant's compensation bears to the aggregate compensation of all participants. Each participant in the Plan is one hundred percent (100%) vested at all times. Benefits are payable under the Plan upon termination of employment, disability, death, or retirement. Contributions reflected as expense under this Plan in 1998 and 1997 were:


                                                 1998          1997


Matching contribution to savings plan         $ 67,377      $ 59,395
Contribution to profit sharing plan            167,497       151,574

   Total Expense                              $234,874      $210,969


     Of the $234,874 total expenses during 1998, $42,548 was credited among the individual accounts of the four (4) most highly compensated executive officers of the Bank. Of the $42,548, Mr. Bazewicz was credited with $15,828 and has been a member of the Plan for thirteen years.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

     The corporation maintains a Supplemental Employee Retirement Plan ("SERP") covering three of the bank's executive officers, Mr. Bazewicz, Mr. Saracino, and Mr. Bodle. The SERP, which is a salary continuation agreement, provides that if the executive officer continues to serve as an officer of the bank until he attains sixty
(60) years of age, the bank will pay him 240 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 60th birthday in the amounts indicated below.

     The salary continuation agreement allows the executive officers to achieve a retirement income percentage that is more consistent with their experience and years of service to the bank. The plan objective is to provide the executive officers with a final wage replacement ratio of 75% of projected final salary including projected benefits from the Bank 401(k), social security, and salary continuation provided through the agreement. The retirement benefit under the salary continuation plan for Messrs. Bazewicz, Saracino, and Bodle will be $3,750 per month, $2,333 per month, and $1,750 per month, respectively. If the executive officer attains sixty (60) years of age, but dies before receiving all of the guaranteed monthly payments, then the bank will make the remaining payments to the officer's beneficiary. In the event the officer dies while serving as an officer, prior to age sixty (60), then the bank will remit the guaranteed monthly payment to the officer's beneficiary commencing the month following the executive's death. In the event of a change of control and the termination of the officer's employment, the guaranteed monthly payments will commence the month following the executive's termination of service. No benefit shall be paid if the executive officer voluntarily terminates his employment prior to the age of sixty (60).

OTHER EXECUTIVE BENEFITS

     The corporation maintains the First Keystone Corporation 1998 Stock Incentive Plan to advance the development, growth and financial condition of the corporation. Please refer to the description of the 1998 Stock Incentive Plan in the Board Compensation Committee Report above. The corporation also maintains a bonus program for employees and for senior management, which is also described above in the Board Compensation Committee Report.


Proxy Statement                                      Page 13

     The bank has obtained term life insurance (designating the bank as the beneficiary) on the life of each participating executive officer in an amount which is intended to cover the bank's obligation until the expense for the plan is fully accrued, based upon certain actuarial assumptions. In 1998, the Bank expensed
 $70,222 for the
accrual of the salary continuation plan for the three executive officers. In addition, $5,741 was paid to cover the year's premium on the term insurance policies.


                              PERFORMANCE GRAPH

     The following graph and table compare the cumulative total shareholder return on the corporation's common stock during the period December 31, 1993, through and including December 31, 1998, with ( i
)
the cumulative total return on the
SNL
 Securities Corporate
Performance Index <F1> for banks with less than $500 million in total assets in the Middle Atlantic area <F2>, and (ii) the cumulative total return for all United States stocks traded on the NASDAQ Stock Market. The comparison assumes $100 was invested on December 31, 1993, in the corporation's common stock and in each of the indices below and assumes further the reinvestment of dividends into the applicable securities. The shareholder return shown on the graph and table below is not necessarily indicative of future performance.


(Performance Graph omitted)

(The following is a description of the performance graph in tabular format)

                          FIRST KEYSTONE CORPORATION
                           Total Return Performance



                                             Period Ending

                                   12/31/93    12/31/94    12/31/95

First Keystone Corporation          100.00      112.52      123.79
NASDAQ - Total US                   100.00       97.75      138.26
SNL <$500M Bank Index               100.00      107.55      147.13





                                             Period Ending

                                   12/31/96    12/31/97    12/31/98

First Keystone Corporation          162.89      307.25      532.72
NASDAQ - Total US                   170.01      208.58      293.21
SNL <$500M Bank Index               189.37      322.82      294.76
____________________


Page 14                                   First Keystone Corporation

[FN]
<F1>
SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

<F2>
The Middle Atlantic area comprises the states of Delaware, Pennsylvania, Maryland, New Jersey, New York, the District of Columbia and Puerto Rico.


                             CERTAIN TRANSACTIONS

     Other than described below, there have been no material transactions between the corporation and the bank, nor any material transactions proposed, with any director or executive officer of the corporation and the bank, or any associate of these persons. The law firm Bull, Bull & Knecht, LLP, of which Mr. Bull is a partner, provided routine legal services to the bank according to the firm s normal fee schedule and billing rates, and the bank intends to continue to engage the firm s services in the future. In addition, the corporation and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the corporation and the bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the corporation and the bank.

     Total loans outstanding from the corporation and the bank at December 31, 1998, to the corporation's and the bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,032,334 or approximately 6.48% of the total equity capital of the bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable
features. All loans are current and being paid as agreed. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1998 to officers and directors of the corporation and the bank as a group was $2,374,602. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 1, 1999, to the above described group was $1,808,886.


Proxy Statement                                     Page 15

                    PRINCIPAL OFFICERS OF THE CORPORATION

   The following table shows selected information about the principal officers of the corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                                                      Age
                                                       Number        as of
                                     Corporation      of Shares      March
                            Held      Employee      Beneficially      16,
 Name and Position          Since       Since           Owned        1999


Robert E. Bull              1983        <F1>           201,733        76
Chairman of the Board

Robert J. Wise              1996        <F1>           174,382        69
Vice Chairman
of the Board

J. Gerald Bazewicz          1987        1973           10,903         50
President and Chief
Executive Officer

John L. Coates              1995        <F1>           7,229          62
Secretary

David R. Saracino           1983        1972           3,153 <F2>     54
Treasurer
_________________


<F1>
Messrs. Bull, Wise, and Coates are not employees of the corporation.

<F2>
Includes 2,355 shares of common stock held individually by Mr. Saracino and 798 shares of common stock held jointly with his spouse. Mr. Saracino has the right to acquire an additional 1,000 shares pursuant to the exercise of stock options.



                        PRINCIPAL OFFICERS OF THE BANK

     The following table presents selected information about the principal officers of the bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:


Page 16                                   First Keystone Corporation



                              Office and Position               Held
   Name                          with the Bank                  Since

Robert E. Bull             Chairman of the Board                 1983

Robert J. Wise             Vice Chairman                         1996
                           of the Board

J. Gerald Bazewicz         President and CEO                     1987

John L. Coates             Secretary                             1995

David R. Saracino          Vice President,                       1983
                           Cashier and
                           Assistant Secretary

Leslie W. Bodle            Vice President and                    1985
                           Trust Officer

Sally A. Rishkofski        Vice President                        1997



                                Bank            Number of        Age as of
                              Employee        Shares Bene-       March 16,
   Name                         Since        ficially Owned        1999

Robert E. Bull                  <F1>             201,733            76

Robert J. Wise                  <F1>             174,382            69

J. Gerald Bazewicz              1973             10,903             50

John L. Coates                  <F1>             7,229              62

David R. Saracino               1972             3,153              54

Leslie W. Bodle                 1985             3,315 <F2>         51

Sally A. Rishkofski             1964             435 <F3>           59
_________________

<F1>
Messrs. Bull, Wise, and Coates are not employees of the bank.

<F2>
Includes 1,250 shares of common stock held individually by Mr. Bodle, 920 shares of common stock held jointly with his spouse, and 1,145 shares of common stock held jointly with his daughter. Mr. Bodle has the right to acquire an additional 1,000 shares pursuant to the exercise of stock options.

<F3>
Ms. Rishkofski has the right to acquire an additional 1,000 shares pursuant to the exercise of stock options.




                              LEGAL PROCEEDINGS

     In the opinion of the management of First Keystone Corporation and its banking subsidiary, there are no proceedings pending to which the corporation or its banking subsidiary is a party or to which their property is subject, which, if determined adversely to the corporation or the bank, would have a material effect on their undivided profits or financial condition. There are no proceedings pending other than routine litigation incident to the business of the corporation and its banking subsidiary. In addition, to the Board s knowledge, no government authorities have initiated, threatened to initiate, or contemplated any material proceedings against First Keystone Corporation or its banking subsidiary.


           PROPOSAL NUMBER 2: RATIFICATION OF INDEPENDENT AUDITORS

     Unless instructed to the contrary, the proxy holders will cast all votes represented by proxies for the ratification of the selection of J. H. Williams & Co., LLP, Certified Public Accountants, located at 270 Pierce Street, Kingston, Pennsylvania 18705, as the corporation's independent auditors for its 1999 fiscal year. J. H. Williams & Co., LLP, has advised the corporation that none of its members has any financial interest in the corporation. Ratification of J. H. Williams & Co., LLP, will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting. J. H. Williams & Co.,
LLP
 served as the corporation's
independent auditors for the 1998 fiscal year, assisted the corporation and the bank


Proxy Statement                                     Page 17
with preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the bank for such services at its customary hourly billing rates. The corporation's and the bank's Board of Directors approved these non-audit services after due consideration of the effect of the performance on such services on the independence of the auditors and after the conclusion by the corporation's and the bank's Board of Directors that there was no effect on the independence of the auditors. The corporation s Board of Directors has appointed J. H. Williams & Co., LLP, Certified Public Accountants as the corporation s auditors for the fiscal year-ending December 31, 1999.

     Representatives of J. H. Williams & Co., LLP, will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement and are expected to be available to respond to any questions. In the event that the shareholders do not ratify the selection of J. H. Williams & Co, LLP, . as the corporation's independent auditors for the 1999 fiscal year, another accounting firm may be chosen to provide independent audit services for the 1999 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of J. H. Williams & Co., LLP, as the independent auditors for the corporation for the year ending December 31, 1999.


                                ANNUAL REPORT

     A copy of the corporation's Annual Report for its fiscal year ended December 31, 1998, is enclosed with this Proxy Statement. Additional copies of the Annual Report may be obtained by contacting
J. Gerald Bazewicz, President, 111 West Front Street, Berwick, Pennsylvania 18603, telephone: (570) 752-3671. We furnish the Annual Report to shareholders for their information, it is not incorporated in this Proxy Statement.


                            SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange
Commission, wishes to submit a proposal for inclusion in the corporation's Proxy Statement for its 2000 Annual Meeting of
Shareholders must deliver such proposal in writing to the President of First Keystone Corporation at its principal executive offices, 111 West Front Street, Berwick, Pennsylvania 18603, not later than Monday, November 29, 1999.


                                OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the persons named in the accompanying proxy intend to vote on such matters in accordance with their best judgment.


                            ADDITIONAL INFORMATION

     Any shareholder may obtain a copy of the corporation s report on Form 10-K for its fiscal year ended December 31, 1998, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, without change, by submitting a written request to David R. Saracino, Treasurer, First Keystone Corporation, 111 West Front Street, Berwick, Pennsylvania 18603, telephone: (570) 752-3671.


Page 18                                   First Keystone Corporation